Exhibit 99.1

CC Media Holdings, Inc. Reports Fourth Quarter and Full Year 2010 Results

2010 Revenues Increase 6%

2010 OIBDAN Increases 29%

San Antonio, Texas February 7, 2011…CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for the fourth quarter and year ended December 31, 2010.

“We executed our strategic plan and returned our operations to growth in 2010,” said Mark Mays, President and CEO of CC Media Holdings. “We drove considerable improvement in the operating fundamentals of both our radio and outdoor platforms as we benefitted from a recovering global economy, increasing revenues and improving margins. This all led to healthy growth in our cash flows for 2010.”

“Our global asset base remains well positioned to benefit from the ongoing advertising market recovery,” Mays continued. “In the year ahead, we remain focused on driving innovation across our operations, increasing market share and maintaining a disciplined approach to cost-management. Given the trends we are seeing across our business and the operating leverage in our model, we are optimistic that we can generate improved results in the year ahead.”

Full Year 2010 Results

For 2010, CC Media Holdings’ revenues grew 6% to $5.87 billion. The increase over the $5.55 billion reported for 2009 resulted from an improved advertising environment driven by the strengthening economy and occurred across the Company’s businesses.

•	Radio revenues increased $162 million, or 6%, from local and national revenues on improved rates

•

Americas Outdoor revenues increased $52 million, or 4%, across products, particularly digital, on improved rates and occupancy. Excluding the impact of the disposition of the Company’s Taxi Media business, and excluding the effects of foreign exchange[1], revenues were up $82 million, or 7%

•	International Outdoor revenues increased $48 million, or 3%, from street furniture growth across various countries. Excluding the effects of foreign exchange[1], revenues were up 4%

The Company substantially completed its restructuring program during 2010, benefitting from cost reductions and experiencing lower restructuring expenses compared to 2009. The growth in revenues, along with expanded margins, driven by cost reductions, resulted in OIBDAN1 growth of 29% over 2009.

•	OIBDAN[1] was $1.66 billion for 2010 compared to $1.29 billion in 2009

•

Consolidated EBITDA, defined in the Liquidity and Financial Position section of this release, was approximately $1.8 billion for the period ending December 31, 2010, an increase of approximately 13%, compared to $1.6 billion for the period ending December 31, 2009

•

The Company’s leverage ratio, as defined under the Company’s credit agreements and described in the Liquidity and Financial Position section of this release, was 6.7:1 at December 31, 2010 compared to 7.4:1 at December 31, 2009

The Company’s loss before income taxes for the full year 2010 was $623 million compared to a loss before taxes of $4.54 billion for 2009. Included in the 2010 results were impairment charges of $15 million compared to impairment charges of $4.12 billion included in the 2009 results.

Fourth Quarter 2010 Results

CC Media Holdings’ revenues grew 8% to $1.63 billion in the fourth quarter of 2010 driven by growth across its businesses from an improved advertising environment. Revenues would have increased 9% excluding the effects of foreign exchange rates.1

•	Radio revenues increased $71 million, or 10%, from local and national revenues on improved rates

•

Americas Outdoor revenues increased $22 million, or 7%, across products on improved rates and occupancy. Excluding the impact of the disposition of the Company’s Taxi Media business in 2009, and the effects of foreign exchange[1], revenues were up $30 million, or 9%

•	International Outdoor revenues increased $8 million, or 2%, from street furniture growth across various countries. Excluding the effects of foreign exchange[1], revenues were up 5%

As a result of higher revenues and the impact of the cost savings generated by its restructuring program, the Company’s OIBDAN1 grew 40% over the fourth quarter of 2009. OIBDAN1 was $503 million for the fourth quarter of 2010 compared to $360 million for the fourth quarter of 2009.

The Company’s consolidated loss before income taxes in the fourth quarter of 2010 improved to $86 million compared to a loss before income taxes of $268 million for the same period in 2009. Included in the 2010 results were impairment charges of $15 million compared to impairment charges of $78 million included in the 2009 results.

Revenue, Operating Expenses, and OIBDAN by Segment

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change
Revenue[1]:
Radio Broadcasting	$783,116	$711,983	10%	$2,898,087	$2,736,404	6%
Americas Outdoor	361,999	339,894	7%	1,290,014	1,238,171	4%
International Outdoor	430,734	423,175	2%	1,507,980	1,459,853	3%
Other	84,793	58,660	45%	261,461	200,467	30%
Eliminations	(26,091)	(21,628)		(91,857)	(82,986)

Consolidated revenue	$1,634,551	$1,512,084	8%	$5,865,685	$5,551,909	6%

Operating expenses[1],[2]:
Radio Broadcasting	$487,505	$468,228	4%	$1,794,156	$1,827,028	(2%)
Americas Outdoor	216,866	219,544	(1%)	798,161	802,297	(1%)
International Outdoor	331,653	368,718	(10%)	1,244,514	1,296,801	(4%)
Other	50,288	46,962	7%	187,780	188,051	0%
Eliminations	(26,091)	(21,628)		(91,857)	(82,986)

Consolidated Operating expenses	$1,060,221	$1,081,824	(2%)	$3,932,754	$4,031,191	(2%)

OIBDAN[1]:
Radio Broadcasting	$295,611	$243,755	21%	$1,103,931	$909,376	21%
Americas Outdoor	145,133	120,350	21%	491,853	435,874	13%
International Outdoor	99,081	54,457	82%	263,466	163,052	62%
Other	34,505	11,698	195%	73,681	12,416	493%
Corporate[2]	(70,987)	(69,935)		(268,901)	(232,843)

Consolidated OIBDAN	$503,343	$360,325	40%	$1,664,030	$1,287,875	29%

[1]

See reconciliations of revenue, direct operating and SG&A expenses and OIBDAN excluding the effects of foreign exchange, direct operating and SG&A expenses excluding non-cash compensation expense, revenue and direct operating and SG&A expense excluding Taxi Media, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release. See also the definition of OIBDAN under the Supplemental Disclosure section in this release.

[2]

The Company’s operating expenses include direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards. Corporate expenses also exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.

Radio Broadcasting

Radio broadcasting revenue increased $162 million, or 6%, during 2010 compared to 2009, driven primarily by an $80 million increase in national advertising and a $51 million increase in local advertising. Average rates per minute increased during 2010 compared to the same period of 2009 as a result of improved economic conditions and a stronger advertising environment. Increases occurred across various advertising categories including automotive, food and beverage, healthcare and political.

Overall operating expenses2 decreased $33 million during 2010 compared to 2009, primarily from a $30 million decline in expenses incurred in connection with the Company’s restructuring program. The Company also benefited from cost savings that were the primary driver of declines of $27 million and $11 million in programming expenses and compensation expenses, respectively. Expenses declined a further $20 million from the non-renewals of unprofitable sports contracts. The decreases were partially offset by a $51 million increase in variable expenses associated with the increase in revenues and an $8 million impact associated with the finalization of purchase accounting during the first nine months of 2009.

Radio broadcasting OIBDAN1 for 2010 increased 21% to $1.10 billion from $909 million for 2009. The growth in revenues, along with the substantial completion of the restructuring program and the related costs savings derived from it, drove the OIBDAN growth.

Americas Outdoor Advertising

Americas’ outdoor revenue increased $52 million, or 4%, during 2010 compared to 2009 as a result of revenue growth across most of the Company’s advertising inventory, particularly digital. The increase was driven by increases in both occupancy and rate. Partially offsetting the revenue increase was the decrease in revenue related to the sale of the Company’s Taxi Media business during 2009.

Operating expenses2 decreased $4 million during 2010 compared to 2009. The decline in operating expenses was due to the disposition of Taxi Media, partially offset by a $26 million increase in variable expenses associated with the increase in revenue, a $6 million increase primarily related to the unfavorable impact of litigation and a $5 million increase in consulting costs.

Americas’ OIBDAN1 for 2010 was $492 million, an increase of 13% when compared with OIBDAN of $436 million for 2009. Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN would have been 12%. The growth in OIBDAN was driven by an overall improvement in business along with increased margins compared to 2009.

As of December 31, 2010, the Company had deployed 615 digital displays in 36 U.S. markets. This includes 59 digital displays that were rolled out during the fourth quarter of 2010 for a total of 158 digital displays that were deployed during 2010.

International Outdoor Advertising

International outdoor revenue increased $48 million, or 3%, during 2010 compared to 2009, primarily as a result of revenue growth from street furniture across most countries, partially offset by the exit from businesses in Greece and India. Foreign exchange movements1 negatively impacted 2010 revenue by $10 million, or approximately 1%.

Operating expenses2 decreased $52 million during 2010 compared to 2009, primarily as a result of a $20 million decrease in expenses incurred in connection with the Company’s restructuring program and a $16 million decline in site-lease expenses primarily from cost savings attributable to the restructuring program. Also contributing to the decline in expenses was the exit from businesses in Greece and India during 2010, an $11 million decrease from movements in foreign exchange, and a $5 million decrease in business tax related to a change in French tax law.

Led by the revenue growth from the Company’s street furniture business and improved margins across a number of countries, primarily as a result of the savings from the restructuring program, International OIBDAN1 for 2010 increased 62% to $263 million from $163 million for 2009.

Other and Corporate

For 2010, the Other segment, led by Katz Media, the Company’s national media representation firm, increased revenues $61 million, or 30%. The strong revenue growth at Katz Media was driven by national advertising, benefiting from the increase in political advertising during the year. There was also a substantial increase in OIBDAN1, growing to $74 million in 2010 from $12 million in 2009.

Corporate expenses increased $36 million during 2010 compared to 2009, primarily due to a $50 million increase in bonus expense from improved operating performance and a $54 million increase primarily related to headcount from centralization efforts and the expansion of corporate capabilities. Partially offsetting the 2010 increase was $24 million related to an unfavorable outcome of litigation recorded in 2009, a $23 million decrease in expenses during 2010 associated with the restructuring program and a $19 million decrease in 2010 related to various corporate accruals.

Other Events

In June 2010, Mark P. Mays announced his decision to retire as our President and Chief Executive Officer and asked the Company’s Board of Directors to initiate a search for his replacement. The Company has been actively searching for a replacement but, to date, has not identified his successor. Mr. Mays has informed the Company that he will step down as President and Chief Executive Officer on the earlier of the date that his successor joins the Company or March 31, 2011.

Conference Call

CC Media Holdings, Inc. along with its publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc., will be hosting a teleconference to discuss its results today at 5:00 p.m. Eastern Time. The conference call number is 800-260-0718 and the pass code is 191725. The teleconference will also be available via a live audio cast on the investor section of the CC Media Holdings, Inc. website, located at http://ccmediaholdings.com/. A replay of the call will be available after the live conference call, beginning at 7:00 p.m. Eastern Time, for a period of thirty days. The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 191725. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

(In thousands)	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Revenue	$1,634,551	$1,512,084	8%	$5,865,685	$5,551,909	6%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	647,364	695,060		2,442,167	2,583,263
Selling, general and administrative expenses (excludes depreciation and amortization)	418,204	391,444		1,509,692	1,466,593
Corporate expenses (excludes depreciation and amortization)	74,919	76,519		284,042	253,964
Depreciation and amortization	183,278	191,480		732,869	765,474
Impairment charges	15,364	77,672		15,364	4,118,924
Other operating income (expense) - net	5,813	(17,830)		(16,710)	(50,837)

Operating income (loss)	301,235	62,079		864,841	(3,687,146)
Interest expense	372,770	359,874		1,533,341	1,500,866
Gain (loss) on marketable securities	(6,490)	7		(6,490)	(13,371)
Equity in earnings (loss) of nonconsolidated affiliates	(2,910)	(8)		5,702	(20,689)
Other income (expense) – net	(5,093)	29,985		46,455	679,716

Loss before income taxes	(86,028)	(267,811)		(622,833)	(4,542,356)
Income tax benefit	30,401	417,478		159,980	493,320

Consolidated net income (loss)	(55,627)	149,667		(462,853)	(4,049,036)
Less amount attributable to noncontrolling interest	7,039	2,277		16,236	(14,950)

Net income (loss) attributable to the Company	$(62,666)	$147,390		$(479,089)	$(4,034,086)

Foreign exchange movements reduced the Company’s fourth quarter of 2010 revenue and direct operating and SG&A expenses by approximately $9 million and $9 million, respectively, compared to the same period of 2009. Foreign exchange movements increased the Company’s 2010 revenue by approximately $1 million and decreased direct operating and SG&A expenses by approximately $2 million compared to 2009.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for 2010 and 2009 was:

(In millions)	December 31, 2010	December 31, 2009

Cash	$1,920.9	$1,884.0
Total Current Assets	$3,622.7	$3,658.8
Net Property, Plant and Equipment	$3,145.6	$3,332.4
Total Assets	$17,479.9	$18,047.1

Current Liabilities (excluding current portion of long-term debt)	$1,250.3	$1,145.4
Long-Term Debt (including current portion of long-term debt)	$20,607.4	$20,701.9
Shareholders’ Deficit	$(7,204.7)	$(6,844.7)

TABLE 3 – Restructuring Program Costs

The Company incurred the following costs, included in Direct operating, SG&A and Corporate expenses, in conjunction with its restructuring program:

(In millions)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Radio Broadcasting	$9.1	$13.5	$22.5	$67.8
Americas Outdoor	0.7	2.0	5.7	10.0
International Outdoor	0.1	26.5	12.2	38.4
Other	0.8	2.2	2.2	12.6
Corporate	0.7	6.9	4.7	35.6

Total	$11.4	$51.1	$47.3	$164.4

TABLE 4 – Total Debt

At December 31, 2010 and December 31, 2009, CC Media Holdings had total debt of:

(in thousands)	December 31, 2010	December 31, 2009
Senior Secured Credit Facilities	$14,125,406	$13,928,111
Other secured debt	4,692	5,225

Total Consolidated Secured Debt	14,130,098	13,933,336

Senior Cash Pay and Senior Toggle Notes	1,626,081	1,711,450
Clear Channel Senior Notes	2,911,393	3,267,549
Subsidiary Senior Notes	2,500,000	2,500,000
Other long-term debt	63,115	77,657
Purchase accounting adjustments and original issue (discount) premium	(623,335)	(788,087)

Total long term debt (including current portion of long-term debt)	$20,607,352	$20,701,905

The current portion of long-term debt was $867.7 million as of December 31, 2010.

Liquidity and Financial Position

For the year ended December 31, 2010, cash flow provided by operating activities was $582 million, cash flow used for investing activities was $240 million, and cash flow used for financing activities was $305 million for a net increase in cash of $37 million during 2010.

Capital expenditures for the year ended December 31, 2010 were approximately $242 million compared to $224 million for the year ended December 31, 2009.

The senior secured credit facilities currently require Clear Channel Communications, Inc. (“Clear Channel”) to comply on a quarterly basis with a financial covenant limiting the ratio of Clear Channel’s consolidated secured debt, net of cash and cash equivalents, to Clear Channel’s consolidated EBITDA3 for the preceding four quarters. Non-compliance with the financial covenant could result in the acceleration of Clear Channel’s obligations to repay all amounts outstanding under the facilities. The maximum ratio under this covenant is currently set at 9.5:1. At December 31, 2010, Clear Channel’s ratio was 6.7:1 compared to 7.4:1 at December 31, 2009. 4

[3]

Clear Channel’s consolidated EBITDA for the preceding four quarters of $1.8 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense)-net, plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $34.9 million; (ii) an increase of $11.1 million for cash received from nonconsolidated affiliates; (iii) an increase of $47.6 million for non-cash items; (iv) an increase of $55.9 million related to expenses incurred associated with the Company’s cost savings program; and (v) an increase of $29.4 million for various other items.

[4]

Clear Channel’s consolidated EBITDA for the four quarters preceding December 31, 2009 of $1.6 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense)-net, plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100.0 million; (ii) an increase of $20.9 million for cash received from nonconsolidated affiliates; (iii) an increase of $24.6 million for non-cash items; (iv) an increase of $164.4 million related to expenses incurred associated with the Company’s cost savings program; and (v) an increase of $38.8 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months and years ended December 31, 2010 and 2009. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and net income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2010 actual foreign revenues, expenses and OIBDAN at average 2009 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) Expense excluding non-cash compensation expense to expenses; (vi) Corporate expense excluding non-cash compensation expense to Corporate expense; (vii) Revenue and expense excluding Taxi Media business to revenue and expense; and (viii) OIBDAN to net income.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income (expense) – net and impairment charges	OIBDAN

Three Months Ended December 31, 2010
Radio Broadcasting	$229,439	$1,900	$64,272	$—	$295,611
Americas Outdoor	91,671	2,654	50,808	—	145,133
International Outdoor	46,349	793	51,939	—	99,081
Other	21,200	—	13,305	—	34,505
Impairment charges	(15,364)	—	—	15,364	—
Other operating income – net	5,813	—	—	(5,813)	—
Corporate and other	(77,873)	3,932	2,954	—	(70,987)

Consolidated	$301,235	$9,279	$183,278	$9,551	$503,343

Three Months Ended December 31, 2009
Radio Broadcasting	$178,271	$2,068	$63,416	$—	$243,755
Americas Outdoor	66,676	2,006	51,668	—	120,350
International Outdoor	(6,359)	606	60,210	—	54,457
Other	(2,263)	—	13,961	—	11,698
Impairment charges	(77,672)	—	—	77,672	—
Other operating expense – net	(17,830)	—	—	17,830	—
Corporate and other	(78,744)	6,584	2,225	—	(69,935)

Consolidated	$62,079	$11,264	$191,480	$95,502	$360,325

Year Ended December 31, 2010
Radio Broadcasting	$840,106	$7,152	$256,673	$—	$1,103,931
Americas Outdoor	273,519	9,207	209,127	—	491,853
International Outdoor	56,259	2,746	204,461	—	263,466
Other	20,716	—	52,965	—	73,681
Impairment charges	(15,364)	—	—	15,364	—
Other operating expense – net	(16,710)	—	—	16,710	—
Corporate and other	(293,685)	15,141	9,643	—	(268,901)

Consolidated	$864,841	$34,246	$732,869	$32,074	$1,664,030

Year Ended December 31, 2009
Radio Broadcasting	$639,854	$8,276	$261,246	$—	$909,376
Americas Outdoor	217,617	7,977	210,280	—	435,874
International Outdoor	(68,727)	2,412	229,367	—	163,052
Other	(43,963)	—	56,379	—	12,416
Impairment charges	(4,118,924)	—	—	4,118,924	—
Other operating expense – net	(50,837)	—	—	50,837	—
Corporate and other	(262,166)	21,121	8,202	—	(232,843)

Consolidated	$(3,687,146)	$39,786	$765,474	$4,169,761	$1,287,875

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change

Consolidated Revenue	$1,634,551	$1,512,084	8%	$5,865,685	$5,551,909	6%
Excluding: Foreign exchange (increase) decrease	9,440	—		(929)	—

Revenue excluding effects of foreign exchange	$1,643,991	$1,512,084	9%	$5,864,756	$5,551,909	6%

Americas Outdoor revenue	$361,999	$339,894	7%	$1,290,014	$1,238,171	4%
Excluding: Foreign exchange (increase) decrease	(4,293)	—		(11,276)	—

Americas Outdoor revenue excluding effects of foreign exchange	$357,706	$339,894	5%	$1,278,738	$1,238,171	3%

International Outdoor revenue	$430,734	$423,175	2%	$1,507,980	$1,459,853	3%
Excluding: Foreign exchange (increase) decrease	13,733	—		10,347	—

International Outdoor revenue excluding effects of foreign exchange	$444,467	$423,175	5%	$1,518,327	$1,459,853	4%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change

Consolidated expense	$1,065,568	$1,086,504	(2%)	$3,951,859	$4,049,856	(2%)
Excluding: Foreign exchange (increase) decrease	9,007	—		2,074	—

Consolidated expense excluding effects of foreign exchange	$1,074,575	$1,086,504	(1%)	$3,953,933	$4,049,856	(2%)

Americas Outdoor expense	$219,520	$221,550	(1%)	$807,368	$810,274	(0%)
Excluding: Foreign exchange (increase) decrease	(3,163)	—		(8,447)	—

Americas Outdoor expense excluding effects of foreign exchange	$216,357	$221,550	(2%)	$798,921	$810,274	(1%)

International Outdoor expense	$332,446	$369,324	(10%)	$1,247,260	$1,299,213	(4%)
Excluding: Foreign exchange (increase) decrease	12,170	—		10,521	—

International Outdoor expense excluding effects of foreign exchange	$344,616	$369,324	(7%)	$1,257,781	$1,299,213	(3%)

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change

Consolidated OIBDAN	$503,343	$360,325	40%	$1,664,030	$1,287,875	29%
Excluding: Foreign exchange (increase) decrease	433	—		(3,003)	—

Consolidated OIBDAN excluding effects of foreign exchange	$503,776	$360,325	40%	$1,661,027	$1,287,875	29%

Americas Outdoor OIBDAN	$145,133	$120,350	21%	$491,853	$435,874	13%
Excluding: Foreign exchange (increase) decrease	(1,130)	—		(2,829)	—

Americas Outdoor OIBDAN excluding effects of foreign exchange	$144,003	$120,350	20%	$489,024	$435,874	12%

International Outdoor OIBDAN	$99,081	$54,457	82%	$263,466	$163,052	62%
Excluding: Foreign exchange (increase) decrease	1,563	—		(174)	—

International Outdoor OIBDAN excluding effects of foreign exchange	$100,644	$54,457	85%	$263,292	$163,052	61%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense to Expense

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change
Radio Broadcasting	$489,405	$470,296	4%	$1,801,308	$1,835,304	(2%)
Less: Non-cash compensation expense	(1,900)	(2,068)		(7,152)	(8,276)

	487,505	468,228	4%	1,794,156	1,827,028	(2%)

Americas Outdoor	219,520	221,550	(1%)	807,368	810,274	0%
Less: Non-cash compensation expense	(2,654)	(2,006)		(9,207)	(7,977)

	216,866	219,544	(1%)	798,161	802,297	(1%)

International Outdoor	332,446	369,324	(10%)	1,247,260	1,299,213	(4%)
Less: Non-cash compensation expense	(793)	(606)		(2,746)	(2,412)

	331,653	368,718	(10%)	1,244,514	1,296,801	(4%)

Other	50,288	46,962	7%	187,780	188,051	0%
Less: Non-cash compensation expense	—	—		—	—

	50,288	46,962	7%	187,780	188,051	0%

Eliminations	(26,091)	(21,628)		(91,857)	(82,986)

Plus: Non-cash compensation expense	5,347	4,680		19,105	18,665

Consolidated divisional operating expenses	$1,065,568	$1,086,504	(2%)	$3,951,859	$4,049,856	(2%)

Reconciliation of Corporate Expense excluding Non-cash compensation expense to Corporate Expense

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change
Corporate Expense	$74,919	$76,519	(2%)	$284,042	$253,964	12%
Less: Non-cash compensation expense	(3,932)	(6,584)		(15,141)	(21,121)

	$70,987	$69,935	2%	$268,901	$232,843	16%

Reconciliation of Revenue excluding Taxi Media Effects to Revenue

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change

Consolidated Revenue	$1,634,551	$1,512,084	8%	$5,865,685	$5,551,909	6%

Excluding: Taxi Media revenues	—	(11,990)		—	(41,533)

Revenue excluding effects of Taxi Media	$1,634,551	$1,500,094	9%	$5,865,685	$5,510,376	6%

Americas Outdoor revenue	$361,999	$339,894	7%	$1,290,014	$1,238,171	4%

Excluding: Taxi Media revenues	—	(11,990)		—	(41,533)

Americas Outdoor revenue excluding effects of Taxi Media	$361,999	$327,904	10%	$1,290,014	$1,196,638	8%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Taxi Media Effects to Expense

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change

Consolidated expense	$1,065,568	$1,086,504	(2%)	$3,951,859	$4,049,856	(2%)

Excluding: Taxi Media expenses	—	(13,041)		—	(50,269)

Consolidated expense excluding effects of Taxi Media	$1,065,568	$1,073,463	(1%)	$3,951,859	$3,999,587	(1%)

Americas Outdoor expense	$219,520	$221,550	(1%)	$807,368	$810,274	(0%)

Excluding: Taxi Media expenses	—	(13,041)		—	(50,269)

Americas Outdoor expense excluding effects of Taxi Media	$219,520	$208,509	5%	$807,368	$760,005	6%

Reconciliation of OIBDAN to Net income (Loss)

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change

OIBDAN	$503,343	$360,325	40%	$1,664,030	$1,287,875	29%
Non-cash compensation expense	9,279	11,264		34,246	39,786
Depreciation and amortization	183,278	191,480		732,869	765,474
Impairment charge	15,364	77,672		15,364	4,118,924
Other operating income (expense) – net	5,813	(17,830)		(16,710)	(50,837)

Operating income (loss)	301,235	62,079		864,841	(3,687,146)

Interest expense	372,770	359,874		1,533,341	1,500,866
Gain (loss) on marketable securities	(6,490)	7		(6,490)	(13,371)
Equity in earnings (loss) of nonconsolidated affiliates	(2,910)	(8)		5,702	(20,689)
Other income (expense) – net	(5,093)	29,985		46,455	679,716

Loss before income taxes	(86,028)	(267,811)		(622,833)	(4,542,356)
Income tax benefit (expense)	30,401	417,478		159,980	493,320

Consolidated net income (loss)	(55,627)	149,667		(462,853)	(4,049,036)
Less amount attributable to noncontrolling interest	7,039	2,277		16,236	(14,950)

Net Income (loss) attributable to the Company	$(62,666)	$147,390		$(479,089)	$(4,034,086)

Quarterly information regarding the sale of the Company’s Taxi Media business can be found in the Company’s first quarter 2010 earnings release, which is available on the Company’s website.

About CC Media Holdings, Inc.

CC Media Holdings, the parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. The company’s businesses include radio and outdoor displays.

For further information contact: Randy Palmer, Director of Investor Relations, (210) 822-2828, or visit the Company’s web sites at www.clearchannel.com or www.ccmediaholdings.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings and its subsidiaries, including Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: the impact of the Company’s substantial indebtedness, including the use of cash flow to make payments on its indebtedness; changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings’ Annual Reports on Form 10-K. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.